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                                                                    EXHIBIT 10.1

NEWS

Contact for Pharmaceutical Resources, Inc.:
Robert I. Edinger                    Marcia Kean or
Vice President, Chief                Douglas MacDougall
Financial Officer                    Feinstein Partners, Inc.
(914) 425-7100                       (617) 577-8110

Contact for Clal Pharmaceutical Industries Ltd.:
Zeev Zehavi, President
(972) 35-26-3350 Tel Aviv, Israel

Contact for Clal Industries Ltd.:
Mony Ben-Dor, Vice President
(972) 35-26-3350 Tel Aviv, Israel


                         PHARMACEUTICAL RESOURCES, INC.
                       ANNOUNCES STRATEGIC ALLIANCE WITH
                      CLAL PHARMACEUTICAL INDUSTRIES LTD.

             --ISRAELI MULTINATIONAL INVESTS $20 MILLION FOR 12% OF
                        U.S. GENERIC DRUG MANUFACTURER--

                --INTERNATIONAL R&D JOINT VENTURE ESTABLISHED--

          SPRING VALLEY, NEW YORK, MARCH 27, 1995--Pharmaceutical Resources, Inc. (NYSE/PSE: PRX) announced today that it has formed an alliance with Clal Pharmaceutical Industries Ltd. ("Clal") to develop, manufacture and distribute generic pharmaceuticals worldwide. Under the agreement Clal agreed to purchase 2,027,272 shares of Pharmaceutical Resources common stock, representing 12% of the Company's common stock for $20 million or $9.87 per share. Clal will also be issued a three-year warrant to purchase up to approximately 914,000 additional shares of the Company's common stock at between $10 to $12 per share. Clal Pharmaceutical Industries Ltd. is a subsidiary of Clal Industries Ltd., an Israeli multinational corporation with over $3 billion in aggregate sales. The Company will apply $7.35 million of the proceeds for investment in a research and development joint venture with Clal and the balance of $12.65 million for working capital and acquisitions. Clal will invest $7.65 million in the joint venture.

          The joint venture, to be located in Israel, will research and develop generic pharmaceutical products. Both Clal and the Company will have certain manufacturing, sales and distribution rights with respect to products developed by the joint venture and by each other. In addition to the joint venture, the Company will have the right to participate with Clal and its affiliates in certain pharmaceutical acquisitions and transactions.

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          Clal will initially have the right to designate one member to the
Company's board of directors and, depending on its stock ownership, an additional member. Clal has agreed to limit its purchases of the Company's common stock in the open market so that its total ownership cannot exceed 25%, but Clal will have certain rights of first refusal to acquire stock or assets of the Company in the event of, among other things, a sale of the Company or its assets.

          The completion of the transactions with Clal is subject to certain conditions in the stock purchase agreement, including the obtaining of all necessary government approvals. After the closing Clal will receive an additional three-year warrant, subject to stockholder approval, entitling it to purchase up to approximately 735,000 shares of the Company's common stock. All warrants in this transaction are subject to early termination under certain circumstances. The shares and the warrant issued at the closing, together with the additional warrant, will allow Clal to purchase up to 19.9% of the Company's common stock, after giving effect to this transaction.

          "This alliance brings to Pharmaceutical Resources an abundance of business opportunities including scientific and financial resources, which will enhance and accelerate our product development," said Kenneth I. Sawyer, CEO and President of Pharmaceutical Resources. "We gain wide-ranging scientific capabilities, research and development facilities, and access to new sources of raw materials. By combining Pharmaceutical Resources' U.S.-based manufacturing capability and marketing with the global assets and business perspective of Clal, we plan to establish a formidable presence in the worldwide generic pharmaceutical market."

          "We have chosen to invest in Pharmaceutical Resources because it is one of the finest generic pharmaceutical manufacturers in the United States," said Zeev Zehavi, President of Clal Pharmaceutical Industries Ltd. "The management team at Pharmaceutical Resources brings us expertise in manufacturing, regulatory affairs, product development, and sales and marketing that will be the keystone of our joint endeavor to build a worldwide generic pharmaceutical company."

          Clal Industries Ltd. is a subsidiary of one of the largest business groups in Israel, Clal (Israel) Ltd. Clal Industries has over 30 active private and public subsidiaries with over 15,000 employees. The Clal Industries companies operate within six (6) centralized subsidiaries: Electronics; Textiles; Foods; Cement and Petroleum; Metals, Rubber and Paper; and Pharmaceuticals. Clal Pharmaceutical Industries Ltd. currently has interests in FineTech, Ltd., a manufacturer of fine chemicals used in the formulation of pharmaceutical products; and Bio-Dar, Ltd., a

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manufacturer of encapsulated vitamins, minerals and flavors with proprietary technologies in sustained release drug delivery.

          Pharmaceutical Resources, Inc. is a holding company with subsidiaries that develop, manufacture and distribute a current line of 86 products. The Company, with headquarters in Spring Valley, New York, manufactures generic pharmaceuticals from facilities of more than 250,000 square feet.

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